Filed Pursuant to Rule 424(b)(7)
Registration No. 333-259706

Supplement No. 8

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the  prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c) up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 8 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2022

1.

On February 11, 2022, our shareholders, CPP Investments and GSW entered into a sale and purchase agreement (the “First Sale and Purchase Agreement”), pursuant to which GSW agreed to sell, and CPP Investments agreed to purchase, 18,000,000 Class A Ordinary Shares and 3,400,000 Class C Ordinary Shares in a privately negotiated transaction (the “First Sale and Purchase”) at a purchase price of $6.50 per Class A Ordinary Share and $6.50 per Class C Ordinary Share. On February 16, 2022, CPP Investments and GSW entered into a second sale and purchase agreement (the “Second Sale and Purchase Agreement”), pursuant to which GSW agreed to sell, and CPP Investments agreed to purchase 9,100,000 Class C Ordinary Shares in a privately negotiated transaction (the “Second Sale and Purchase”) at a purchase price of $6.50 per Class C Ordinary Share. The First Sale and Purchase and the Second Sale and Purchase transactions closed on February 23, 2022. Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus on pages 169 and 170, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 282,435,478 Class A Ordinary Shares outstanding as of February 24, 2022.

SELLING SECURITYHOLDERS

	Securities beneficially owned prior to the offering						Securities to be sold in this offering			Securities beneficially owned after this offering
Name and addresses	Class A Ordinary Shares	%	Class C Ordinary Shares	%	Private Warrants	%	Class A Ordinary Shares	Class C Ordinary Shares	Private Warrants	Class A Ordinary Shares	%	Class C Ordinary Shares	%	Private Warrants	%
GSW (1)	16,133,476	5.7	105,863,766	89.4	—	—	16,133,476	105,863,766	—	—	—	—	—	—	—
CPP Investments (2)	77,213,369	26.2	12,500,000	10.6	—	—	64,867,691	12,500,000	—	12,345,678	4.2	—	—	—	—

(1)

GSW is owned by GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2011, L.P., Bridge Street 2011 Offshore, L.P., West Street Energy Partners, L.P., West Street Energy Partners Offshore Holding-B, L.P., West Street Energy Partners Offshore, L.P., MBD 2013, L.P. and MBD 2013 Offshore, L.P., or collectively, the “GSW Investors”. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing partner, managing member or investment manager of each of the GSW Investors. Michael Bruun is a Managing Director of an affiliate of The Goldman Sachs Group, Inc. and may be deemed to have beneficial ownership of the shares held by GSW, for the limited purpose of this disclosure in accordance with the SEC rules and regulations. Each of the GSW Investors and Michael Bruun disclaims beneficial ownership of all such shares, except to the extent of their pecuniary interest therein, if any. The Goldman Sachs Group, Inc. may be deemed to have beneficial ownership of the shares held by GSW, for the limited purpose of this disclosure in accordance with the SEC rules and regulations. The Goldman Sachs Group, Inc. disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein, if any. The address of GSW is Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius. The address of the GSW Investors and The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282. As of the date hereof, GSW owns 16,133,476 Class A Ordinary Shares and 105,863,766 Class C Ordinary Shares. The Class C Ordinary Shares will not be entitled to any voting rights on matters submitted to shareholders for a vote

(2)

Investment and voting power with regard to shares beneficially owned by CPP Investments rests with Canada Pension Plan Investment Board. John Graham is the President and Chief Executive Officer of Canada Pension Plan Investment Board and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by Canada Pension Plan Investment Board. Mr. Graham disclaims beneficial ownership over any such shares. The address for CPP Investments is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada. As of the date hereof, CPP Investments owns 1 Class D Ordinary Share, 64,867,691 Class A Ordinary Shares and 12,500,000 Class C Ordinary Shares. The Class D Ordinary Share represents a number of votes from time to time equal to the number of Class A Ordinary Shares that would have been issued to CPP Investments and its affiliates if CPP Investments and its affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for Class A Ordinary Shares at the exchange ratio under the Business Combination Agreement. CPP Investments may transfer 14,893,835 ReNew India Ordinary Shares received by CPP Investments upon the conversion of its CCPS to ReNew Global, in exchange for 12,345,678 Class A Ordinary Shares. The Class D Ordinary Share held by CPP Investments, shall cease to have any voting rights or rights to dividends and other distributions immediately upon the transfer and contribution to ReNew India of all of the ReNew India Ordinary Shares held by CPP Investments in exchange for Class A Ordinary Shares. Accordingly, the table above reflects CPP Investments beneficial ownership of Class A Ordinary Shares assuming CPP Investments has transferred all its ReNew India Ordinary Shares received by it upon the conversion of its CCPS in exchange for Class A Ordinary Shares. The Class C Ordinary Shares will not be entitled to any voting rights on matters submitted to shareholders for a vote.